NEWS RELEASE

For Immediate Release
Date: April 28, 2011
Contact: Madge Cremer
515.281.1071
mcremer@fhlbdm.com

FHLB Des Moines Reports First Quarter 2011 Preliminary Unaudited Financial Results

(Des Moines, Iowa) - The Federal Home Loan Bank of Des Moines (the Bank) today released preliminary unaudited financial highlights for the first quarter ended March 31, 2011. The Bank expects to file its First Quarter 2011 Form 10-Q with the Securities and Exchange Commission (SEC) on or about May 12, 2011.

Operating Results

For the three months ended March 31, 2011, the Bank recorded net income of $26.0 million compared to $30.3 million for the same period in 2010. Net income was primarily impacted by the Bank's net interest income, provision for credit losses on mortgage loans, and other losses during the three months ended March 31, 2011.

For the three months ended March 31, 2011, the Bank recorded net interest income of $62.1 million compared to $52.4 million for the same period in 2010. The increase in net interest income was primarily due to improved funding costs and increased interest income on the Bank's mortgage-backed securities (MBS). During the first quarter of 2011, interest income included a $14.6 million prepayment fee for the prepayment of an available-for-sale MBS. In addition, interest income on the Bank's held-to-maturity MBS portfolio increased due to the Bank's purchase of MBS during the latter half of the first quarter in 2010. The increase in net interest income was partially offset by lower advance and mortgage loan interest income resulting from lower average volumes.

During the three months ended March 31, 2011, the Bank also recorded a provision for credit losses on mortgage loans of $5.6 million due to increased loss severities, anticipated increases in the number of loans migrating to foreclosure, and certain refinements to the Bank's allowance for credit losses model.

The Bank recorded other losses of $6.5 million during the three months ended March 31, 2011 compared to other income of $2.5 million during the same period in 2010. The decrease in other (loss) income was primarily due to net losses on trading securities, partially offset by net gains on derivatives and hedging activities. During the three months ended March 31, 2011, the Bank recorded a net loss of $3.3 million on its trading securities compared to a net gain of $21.2 million during the same period in 2010. Trading securities are marked-to-market with changes in fair value reflected through other (loss) income. The net loss on trading securities during the three months ended March 31, 2011 was primarily due to increases in interest rates. The net gain on trading securities during the three months ended March 31, 2010 included a net realized gain of $11.7 million from the sale of $1.0 billion par value securities and $9.5 million in unrealized gains due to changes in interest rates.

Net gains on derivatives and hedging activities increased $26.5 million during the three months ended March 31, 2011 when compared to the same period in 2010. The increase was primarily due to reduced losses from economic hedging activity. The Bank uses economic derivatives to manage interest rate risk, including mortgage prepayment risk. During the three months ended March 31, 2011, losses on economic derivatives were $1.6 million compared to $24.6 million during the same period in 2010.

Balance Sheet Highlights

The Bank's total assets decreased to $52.8 billion at March 31, 2011 from $55.6 billion at December 31, 2010 and $64.6 billion at March 31, 2010. The declining trend in the Bank's assets was primarily attributable to a decrease in advances and investments. Advances decreased due to the continued high level of liquidity in the market and the low loan demand experienced by the Bank's members.

Investments decreased due primarily to the sale of trading securities and MBS principal repayments. At March 31, 2011, the Bank's private-label MBS represented only 0.3 percent of its total investment portfolio. These private-label MBS were performing and the Bank has recorded no other-than-temporary impairment losses on these investments as of March 31, 2011.

The Bank's total liabilities decreased to $50.1 billion at March 31, 2011 from $52.7 billion at December 31, 2010 and $61.8 billion at March 31, 2010. The declining trend in the Bank's liabilities was primarily attributable to a decrease in consolidated obligations resulting from a decline in total assets.

Total capital was $2.7 billion at March 31, 2011 compared to $2.8 billion at December 31, 2010 and $2.9 billion at March 31, 2010. Retained earnings increased to $565.1 million at March 31, 2011 from $556.0 million at December 31, 2010 and $499.8 million at March 31, 2010.

Dividend

At its regular meeting in May, the Board of Directors is scheduled to review and approve the first quarter 2011 dividend. A dividend announcement is expected on or about May 13, 2011.

Additional financial information will be provided in the Bank's First Quarter 2011 Form 10-Q available at www.fhlbdm.com or www.sec.gov on or about May 12, 2011.

Federal Home Loan Bank of Des Moines Financial Highlights (unaudited)

Statement of Condition (dollars in millions)	March 31, 2011	December 31, 2010	March 31, 2010
Advances	$27,963	$29,253	$33,027
Investments	17,381	18,639	23,236
Mortgage loans held for portfolio, net	7,202	7,421	7,557
Total assets	52,841	55,569	64,623
Consolidated obligations	48,217	50,999	58,329
Total capital stock - Class B putable	2,118	2,183	2,331
Retained earnings	565	556	500
Accumulated other comprehensive income	64	91	23
Total capital	2,747	2,830	2,854
Total regulatory capital	2,690	2,746	2,838

	Quarter Ended March 31,
Operating Results and Performance Ratios (dollars in millions)	2011	2010
Net interest income	$62.1	$52.4
Provision for credit losses on mortgage loans	5.6	0.1
Net interest income after provision for credit losses	56.5	52.3
Other (loss) income	(6.5)	2.5
Other expense	14.6	13.5
Total assessments	9.4	11.0
Net income	26.0	30.3

Net interest margin	0.46%	0.32%
Return on average equity	3.79%	4.25%
Return on average capital stock	4.93%	5.11%
Return on average assets	0.19%	0.19%
Regulatory capital ratio	5.09%	4.39%

The selected financial data above should be read in conjunction with the financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operation" included in the Bank's First Quarter 2011 Form 10-Q to be filed on or about May 12, 2011 with the SEC.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates or future predictions in the Bank's operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as anticipates, believes, could, estimate, may, should, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized.

The Federal Home Loan Bank of Des Moines is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to more than 1,200 members, including commercial banks, saving institutions, credit unions, and insurance companies. The Bank is wholly owned by its members and receives no taxpayer funding. The Bank serves Iowa, Minnesota, Missouri, North Dakota, and South Dakota and is one of twelve regional Banks that make up the Federal Home Loan Bank System.